Exhibit 99.3

CONFIDENTIAL

May 20, 2009

Board of Trust Managers

of AmREIT

8 Greenway Plaza, Suite 1000

Houston, TX 77046

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the issued and outstanding shares of Class A, Class C and Class D Common Stock, each class $0.01 par value per share (collectively the “Common Stock”), of AmREIT (the “Company”) of the consideration to be received by these holders pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among the Company and REITPlus, Inc. (“REITPlus”). Pursuant to the Merger Agreement, the Company will be merged with and into REITPlus with REITPlus continuing as the surviving entity (the “Transaction”). Capitalized terms that are used but are not defined in this letter shall have the meaning ascribed to them in the Merger Agreement.

You have advised us that under the terms of the Merger Agreement, (i) each of the issued and outstanding shares of Class A Common Stock will be converted into the right to receive, and become exchangeable for one share of REITPlus Common Stock, (ii) each of the issued and outstanding shares of Class C Common Stock will be converted into the right to receive, and become exchangeable for 1.16 shares of REITPlus Common Stock, (iii) each of the issued and outstanding shares of Class D Common Stock not acquired pursuant to the Company’s Class D share Dividend Reinvestment Plan will be converted into the right to receive, and become exchangeable for 1.11 shares of REITPlus Common Stock, and (iv) each of the issued and outstanding shares of Class D Common Stock acquired pursuant to the Company’s Class D share Dividend Reinvestment Plan will be converted into the right to receive, and become exchangeable for one share of REITPlus Common Stock. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary and follow-on distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Merger Agreement, dated May 20, 2009, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended December 31, 2008, and the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2009; (iii) certain other internal information, primarily financial in nature, including projections, concerning the business and operations of the Company furnished to us by the Company for purposes of our analysis; (iv) third party property appraisal reports for the Company and REITPlus prepared by CB Richard Ellis, Inc. and Valuation Associates Real Estate Group, Inc.; (v) certain publicly available information concerning REITPlus; (vi) certain other internal information, primarily financial in nature, concerning REITPlus; (vii) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; and (viii) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion. You have imposed no restrictions or limitations on KBCM with respect to the investigations made or the procedures followed by KBCM in rendering this opinion.

Board of Directors

of AmREIT

May 20, 2009

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by or discussed with us or publicly available and have assumed and relied upon the representations and warranties of the Company and REITPlus contained in the Merger Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company. We have been furnished with and have relied upon the completeness and accuracy of certain appraisals prepared for the Company by CB Richard Ellis, a national full-service real estate firm, and Valuation Associates Real Estate Group, Inc., a recognized leader in valuation of restaurant properties. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Company, REITPlus or the Transaction.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Merger Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Merger Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Merger Agreement.

It should be noted that the opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the holders of the shares of Class A, Class C and Class D Common Stock, respectively, pursuant to the Merger Agreement and does not address the Company's underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect the opinion, we do not have any obligation to update, revise or reaffirm our opinion. The opinion has been approved by a fairness committee of KBCM.

We have not acted as financial advisor to the Company in connection with the Transaction. In addition, we have not solicited, nor were we asked to solicit, third party interest in a transaction involving the Company. The Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances. We will receive a fee in connection with the delivery of these opinions.

It is understood that the opinion was prepared for the information and assistance of the Board of Trust Managers of the Company in its evaluation of the proposed Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote at any stockholders' meeting held in connection with the Transaction. The opinion is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent. We hereby consent to the inclusion of this opinion in its entirety in any proxy or information statement filed by the Company with the United State Securities and Exchange Commission and any state securities administrator in connection with the Transaction to the extent such inclusion is legally required.

In addition, we do not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to public shareholders of the Company.

Board of Directors

of AmREIT

May 20, 2009

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be received pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of shares of Class A, Class C and Class D Common Stock of the Company, respectively.

Very truly yours,

/s/ KEYBANC CAPITAL MARKETS INC.